Terms and Conditions	Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14

April 17, 2008

1-Year Note linked to The Coca-Cola Company Due April 24, 2009

CUSIP	22542D704

ISIN	US22542D7049

Issuer	Credit Suisse, Nassau Branch

Distributor	Credit Suisse Securities (USA) LLC

Reference Shares or Reference Stock	The Coca Cola Corporation (Bloomberg Ticker: KO <EQUITY>, ISIN US1912161007)

Trade Date	April 17, 2008

Settlement Date	April 24, 2008

Final Valuation Date	April 22, 2009

Maturity Date	April 25, 2009 (adjusted for Market Disruption Events)

Aggregate Principal Amount	USD 60,000,221.56

Number of Units	988,185

Principal Amount per Unit	USD 60.7176

Initial Share Price	USD 60.7176

Coupon	11.0% per annum (30/360 basis)

Coupon Frequency	Monthly on the 25th of each month, commencing on May 25, 2008 and ending on Maturity Date (in accordance to the modified following business day convention)

Record Date	15 calendar days prior to the coupon payment date

Final Share Price or Final Stock Price	The closing price of the Reference Shares on Final Valuation Date, subject to Market Disruption Events

Lower Put Strike Price	USD 48.5741 (80.0% of Initial Share Price)

Upper Put Strike Price	USD 66.1822 (109.0% of Initial Share Price)

Call Strike Price	USD 70.4324 (116% of Initial Share Price)

Downside Participation	91.7431%

Upside Participation	65.00%

Redemption Amount at Maturity

The Redemption Amount per Unit payable on Maturity Date is based on the performance of the Reference Shares:

1)   If the Final Share Price is less than or equal to the Lower Put Strike Price, then Redemption
  Amount = Downside Participation x Lower Put Strike Price

2)   If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, then Redemption Amount = Downside Participation x Final Share Price

3)   If the Final Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, then  Redemption Amount = 100% of a Unit Principal Amount

4)   If the Final Price is greater than or equal to the Call Strike Price, then

    Redemption Amount = Upside Participation x (Final Share Price – Call Strike Price) + 100% of a Unit Principal Amount

The Issuer has the option to elect for cash or physical delivery of the Redemption Amount at Maturity.

Calculation Agent	Credit Suisse International

Credit Suisse has filed a registration statement including a prospectus and prospectus supplement with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read the prospectus supplement dated March 24, 2008, and prospectus dated March 29, 2007 in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.